Exhibit 10.17

UNITED STATES
DEPARTMENT OF THE INTERIOR
BUREAU OF INDIAN AFFAIRS

CONTRACT NO.1420-0252-4088
(Tract 3, Sale 3)
AMENDED
COAL MINING LEASE INDIAN LANDS

Coal Mining Lease Crow Reservation.

THIS INDENTURE OF LEASE is made and entered into on this 26th day of November, 1974 between the CROW TRIBE OF INDIANS OF THE CROW RESERVATION, of Crow Agency, State of Montana, Party of the First Part, hereinafter called Lessor, and WESTMORELAND RESOURCES, a partnership, of Billings, Montana, Party of the Second Part, hereinafter called Lessee, for the purpose of amending that certain Coal Mining Lease Indian Lands entered into between the parties on June 6, 1972. This lease shall have the effect of ratifying the June 6, 1972, lease and in addition amending the same in its entirety to read as follows.

W I T N E S S E T H

I.Lessor, in consideration of $1.00, receipt of which is hereby acknowledged, of the rent and royalty to be paid, and of the agreement of the lessee herein contained, as well as execution by the parties of the Settlement Agreement attached hereto as Exhibit “B” and made a part hereof and execution by the parties of the Land Purchase Agreement attached hereto as Exhibit “C” and made a part hereof, grants and. leases unto lessee for the sole purpose of mining coal on the land described as follows:

See Exhibit "A" attached hereto and by
this reference made a part hereof.

Crow Reservation, Big Horn County, State of Montana, and containing 14,745.92 acres, more or less. The lessee may occupy as much of the surface of the land as is necessary to carry on the work of exploring for, developing, mining, producing, processing, marketing and removing said coal, including milling and storing subject to payments to be made as hereinafter set forth. Subject to the limitations hereinafter provided, with particular reference to the provisions contained in paragraph 6 f. of this lease, lessee shall have the right and license in connection with the operation of mining on the lands to construct thereon buildings, pipelines, plants, tanks, and other structures used or useful in the production, processing , and transportation of said coal; make excavations, openings, stockpiles, dumps,

EXHIBIT 79

ditches, drains, roads, railroads, spur tracks, transmission lines, and other improvements used or useful in said production, processing, and transportation; produce electrical power for its own use, erect and operate pipelines, place machinery and other equipment and fixtures upon the lands; use and transport water developed by lessee on the lands and any other water made available to lessee; prepare for market, remove, process, and sell coal; do all other things upon said leased premises that may be necessary in the efficient operation of the leased premises for the purposes permitted hereunder, and occupy so much of the surface of the leased lands as may be necessary to carry on the mining operations hereunder, including the right of ingress and egress; however, the rights contained herein do not include the right to dump waste materials or tailings from properties not included in this lease.

II.TERM. This lease is for a term of 10 years from June 14, 1972, and as long thereafter as coal is produced in paying quantities.

III.Definition. Secretary refers to the Secretary of the Interior or his authorized representative. Area Director refers to the official in charge of the Billings Area Office, Billings, Montana. Superintendent refers to the official in charge of the Crow Indian Agency, Crow Agency, Montana. Supervisor refers to the Regional Mining Supervisor, U. S. Geological Survey.

IN CONSIDERATION OF THE FOREGOING, THE LESSEE AGREES:
1.    ROYALTY.

a.General Royalty Provisions. For purposes of this Section 1, ROYALTY, the coal in and under the leased premises is divided into portions.

I.The first portion is 77 million tons of coal which the lessee has agreed to sell to Northern States Power Company, Dairyland Power Cooperative, Interstate Power Company, and Wisconsin Power & Light Company pursuant to coal sales agreements dated June 15, 1972.

The lessee will pay a royalty to the Superintendent, for the use and benefit of the lessor, on or before the twenty-fifth day of each calendar month during the term hereof on all such coal mined and shipped from the leased premises during the preceding calendar month. The amount of such royalty shall be as follows:

(a)For coal mined and shipped during the calendar years 1974 and 1975, the greater of either 25¢ per ton for each ton of 2,000 pounds of coal or an amount per ton for each ton of 2,000 pounds of coal equal to 6% of the F.O.B. mine price per ton;

(b)For coal mined and shipped during the calendar years 1976 and 1977, the greater of either 30¢ per ton for each ton of 2,000 pounds of coal or an amount per ton for each ton of 2,000 pounds of coal equal to 6% of the F.O.B. mine price per ton; and

(c)For coal mined and shipped during the calendar year 1978 and all years thereafter, the greater of either 35¢ per ton for each ton of 2,000 pounds of coal or an amount per ton for each ton of 2,000 pounds of coal equal to 6% of the F.O.B. mine price per ton.

II.The second portion of coal is the balance of the coal covered by this lease. The lessee will pay a royalty to the Superintendent, for the use and benefit of the lessor, on or before the twenty-fifth day of each calendar month during the term hereof on all such coal mined and shipped from the leased premises during the preceding calendar month. The amount of such royalty shall be the greater of either 40¢ per ton for each ton of 2,000 pounds of coal or an amount per ton for each ton of 2,000 pounds of coal equal to 8% of the F.O.B. mine price per ton.

b.Renegotiation of Royalty. The royalty rate provided for in subparagraph 1 a. II of this lease shall become subject to renegotiation every ten years beginning ten years after the date hereof. Negotiations shall commence not less than 120 days prior to the end of each such ten year period. Both parties shall negotiate in good faith and neither party shall utilize such renegotiations to attempt to terminate this lease. Neither party shall request a royalty rate clearly above or below the rate then being paid and received for coal of like grade, quality and approximate quantity mined in Montana, North Dakota and Wyoming. If an agreement on royalty has not been reached on or before the beginning of any ten year period, the dispute shall be submitted to arbitration as provided in paragraph 29 of this lease, and the decision of the arbitrators shall be final and binding on the parties and retroactive to the first day of the new ten year period.

c.Additional Bonus and Advance Royalty. Following execution by both parties of this lease and all attached Agreements and approval of this lease and the attached Agreements by the Secretary of the Interior the lessee shall immediately pay to the Superintendent for the use and benefit of the lessor the sum of $1,128,000.00. $500,000.00 of the foregoing amount shall be treated as a bonus and shall not be recoverable by the lessee. $628 000.00 of the foregoing amount shall be treated as an advance royalty and may be recovered by the lessee by crediting the sum of $8,333.33 to the production royalties payable by the lessee in January of 1985 and each calendar month thereafter until the entire $628,000.00, without interest, has been recovered by the lessee.

d.Advance Minimum Royalty. The lessee will pay, or cause to be paid to the Superintendent, Crow Indian Reservation, Crow Agency, Montana, for the use and benefit of the lessor on June 14, 1975, an advance minimum royalty of $2.00 per acre per year and on June 14, 1976, and each June 14 thereafter until the end of the development period as defined in paragraph 5 of this lease an advance minimum royalty of $5.00 per acre per year. The advance minimum royalty paid pursuant to this subparagraph will apply as a credit only against production royalties payable on account of coal mined and shipped from the leased premises during the twelve month period immediately following the date of payment of such·advance minimum royalty.

e.Protection of Royalty Where There is Captive Coal. Where coal is mined from the leased premises and is not sold or shipped, but is consumed by the lessee, the lessee shall pay the greater of either 40¢ per ton for each ton of 2,000 pounds of coal mined, or an amount per ton for each ton of 2,000 pounds of coal equal to 8% of the F.O.B. mine price per ton. For purposes of computing the percentage royalty under these circumstances or under those circumstances where the coal is not sold pursuant to an arms length sales contract, the lessor and the lessee shall agree on the basis for constructing the F.O.B. mine price of such coal. If the parties fail to agree, then either party may demand that the matter be submitted to arbitration in the manner provided in sub paragraph 29 of this lease.

f.Protection of Royalty for Commingled Coal. The lessee shall have the right to commingle coal mined under this lease with other coal, and the lessee shall determine at the end of each calendar month by survey the volume of coal mined from the leased premises and from other sources. For purposes of calculating royalty, the tonnage mined and shipped from the leased premises shall be determined by applying to the total coal mined and shipped from the mine that percentage of the total volume, determined by survey, to have been removed from the leased premises .

g.Measure of Quantity for Royalty Payment. The quantity of all coal mined by the lessee shall be determined by railroad or truck scales, belt weightometers, or other means mutually agreed upon.

h.Protection of Royalty Through Submission of Records. The lessee will perform such work on said premises as may be necessary to establish boundaries and control, and will keep or cause to· be kept at the mine up-to-date, clear, accurate and detailed maps or drawings of workings made by the lessee, which maps and drawings shall be available for inspection by the lessor at all reasonable times. Copies or reproductions of current maps and drawings of the leased premises as aforementioned shall be furnished to the lessor semi-annually. The lessee will also furnish to the lessor copies of all drill hole records, including logs of the holes, and analyses of any samples taken.

2.ANNUAL RENTAL. To pay, or cause to be paid to the Superintendent for the use and benefit of the lessor, an advance annal rental of $1.00 per acre beginning on the approval date of this lease and continuing for so long as this lease is in force and effect. The annual rental payment should be received on, or PRIOR to, each anniversary date of this lease. The rent is not to be credited on the royalties accruing to the lessor under this lease. If the lease is surrendered or cancelled, no rent accruing to the lessor will be refunded.

3.DILIGENCE, PREVENTION OF WASTE. To exercise diligence in the conduct of prospecting and mining operations, to carry on development and operations in a workmanlike manner and to the fullest possible extent; to neither commit nor suffer waste to be committed upon the land leased; to comply with the applicable laws of the state in which the land is located; to take appropriate steps to preserve the. property and provide for the health and safety of workmen; to surrender and return promptly the premises upon the termination of this lease to whoever is lawfully entitled thereto, in as good condition as received, except for the ordinary wear and tear and unavoidable accidents in the proper use of the premises. If the payments agreed upon in this lease have been made and the other lease terms and applicable regulations have been complied with, the office fixtures and records, personal property, tools, pumping and drilling equipment, boilers, engines, and mining machinery and all other personal property and improvements on the leased premises (except the lessor's property) may be removed by the lessee as soon as practicable after the lease expires by forfeiture or otherwise.

4.INITIAL MINIMUM PRODUCTION REQUIREMENTS.

a.Lessee' s Obligation to Produce Coal at an Annual Rate of 10,000,000 Tons Per Year or Pay Minimum Royalties. The lessee shall mine and ship coal from the leased premises at the rate of 10,000,000 tons per year on or before June of 1982 as provided in this paragraph. If, prior to July 1982, lessee has not mined and shipped 5,000,000 tons of coal (hereinafter referred to as the "initial required amount") from the leased premises during any half-year (which shall mean any six month period , as extended by periods of force majeure, beginning on July 1 or January 1) then for each calendar month during the period beginning on July 1, 1982, and continuing until the end of any half-year during which the lessee does mine and ship the required amount of coal from the leased premises, the lessee shall pay to the Superintendent for the use and benefit of the lessor on or before the 25th day of the succeeding calendar month (in addition to production royalties required to be paid hereunder) a minimum royalty equal to one-half of the difference between the production royalty actually paid by lessee during such month and the production royalty which would have been payable by the lessee during such month had the lessee mined and shipped 833,333.33 tons of coal (hereinafter referred to as the ''initial required rate") from the leased premises during such calendar month at the prevailing royalty rate. The lessee's obligation to pay minimum royalty as provided above shall cease after it has mined and shipped the initial required amount of coal from the leased premises during any half-year. If, however, lessee does not mine and ship the initial required amount of coal from the leased premises during any half-year after July l, 1982, then, as of the end of such half-year, lessee's obligation to pay minimum royalties for any calendar month during which it does not mine and ship coal at the required rate shall be revived and shall continue until the lessee has again mined and shipped the required amount of coal from the leased premises during any half-year. Lessee's obligation to pay minimum royalties thereafter may revive and cease again from time to time, as provided in this paragraph. As used in this lease the term "prevailing royalty rate" shall mean the weighted average per ton royalty actually paid by the lessee on account of all coal mined and shipped from the leased premises during the preceding twelve month period.
b.    Lessee's Right to Avoid Payment of Minimum Royalties by Terminating a Portion of this Lease. The lessee may avoid paying the minimum royalties required by paragraph 4 a. above by selecting a portion or portions of the leased premises reasonably estimated by it to contain a maximum of 500,000,000 tons of economically mineable coal in place less all coal previously mined and shipped from the leased premises, and then terminating this lease as provided in paragraph 16 as to any portion of the leased premises not so selected. In making its selection, the lessee shall exercise reasonable efforts to assure that the portion or portions of the leased premises selected are situated so as to allow economic mining of the coal, if any, within the portion of the leased premises with regard to which this lease is terminated. The lessee may make its selection at any time prior to the end of the development period as defined in paragraph 5 of this lease, and the lessee's obligation to pay minimum royalties under subparagraph 4 a. above shall cease as of the first day of the month next following 60 days after the lessee has made its selection and notified lessor thereof. If the lessee makes a selection and terminates its lease as to a portion of the leased premises, as provided in this paragraph, then the lessee's obligations in paragraph 5 shall terminate and that paragraph shall be of no further force or effect.

c.Lessee's Right to Recover Minimum Royalties Paid. All minimum royalties paid by the lessee pursuant to this paragraph may be recovered by the lessee by applying the same as a credit against one-half of the first production royalties payable by the lessee after the lessee has mined and shipped the required amount of coal from the leased premises during any half-year without regard, however, to the time at which such minimum royalties were paid or the time at which such production royalties are payable.

d.Cessation of Lessee's Obligations Under this Paragraph. Lessee's obligations under this paragraph shall cease at the end of the development period as defined in paragraph 5 of this lease.

e.Arbitration. All disputes between the parties concerning the subject matter of this paragraph shall be submitted to arbitration as provided in paragraph 29 of this lease and the decision of the arbitrators shall be final and binding on the parties.

5.FINAL MINIMUM PRODUCTION REQUIREMENTS.

a.Lessee's Obligation to Produce Coal at an Annual Rate of 15,000,000 Tons Per Year or Pay Minimum Royalties. The lessee shall mine and ship coal from the leased premises at the rate of 15,000,000 tons per year on or before the end of the development period as provided in this paragraph. If, prior to the end of the development period, as defined below, lessee has not mined and shipped 7.5 million tons of coal (hereinafter referred to as the "final required amount") from the leased premises in any half-year (which shall mean any six month period, as extended by periods of force majeure, beginning on July 1 or January 1), then for each calendar month during the period beginning at the end of the development period and continuing until the end of any half-year during which the lessee does mine and ship. the required amount of coal from the leased premises, the lessee shall pay to the Superintendent for the use and benefit of the lessor on or before the 25th day of the succeeding calendar month (in addition to production royalties required to be paid hereunder) a minimum royalty equal to one-half of the difference between the production royalty actually paid by the lessee during such month and the production royalty which would have been paid by the lessee during such month had the lessee mined and shipped 1,250,000 tons of coal (hereinafter referred to as the "final required rate") from the leased premises during such calendar month at the prevailing royalty rate. As used in this lease the term "development period" shall mean a period of eight years beginning on the earlier of December 1, 1981, or the date that Colorado Interstate Gas Company (CIG) exercises, terminates or allows to expire an option granted to it pursuant to an option agreement between CIG and the lessee dated December 1, 1971. The development period will be increased by six months for each year prior to 1982 in which CIG exercises, terminates or allows its option to expire. In no event, however, will the development period extend beyond the date upon which it is determined that lessee has failed, during such development period, to undertake in good faith all steps as are reasonably necessary in its judgment to permit it to mine and ship coal from the leased premises at the final required rate on or before the end of the development period. The lessee's obligation to pay minimum royalties, as provided above, shall cease after it has mined and shipped the final required amount of coal from the leased premises during any half-year period. If, however, the lessee does not mine and ship the final required amount of coal from the leased premises during any half-year after the development period then lessee's obligation to pay minimum royalties for any month during which it does not mine and ship coal at the required rate shall be revived and shall continue until the lessee has again mined and shipped the required amount of coal from the leased premises during any half-year period. Lessee's obligation to pay minimum royalties thereafter may revive and cease again from time to time as provided in this paragraph but in no event shall it revive because of lessee's failure to mine and ship the required amount of coal from the leased premises during any half-year ending ten years after the end of the development period.

b.Lessee's Right to Avoid Payment of Minimum Royalties by Terminating a Portion of this Lease. Lessee may avoid paying the minimum royalties required by subparagraph 5 a. above by selecting the larger of the portions of the leased premises described below and then terminating this lease as to the balance of the leased premises as provided in paragraph 16. Such portions shall be (i) that portion or portions of the, leased premises necessary to support operations at the annual productive capacity of the mining equipment and/or facility which is then permanently dedicated to the leased premises times thirty years (which thirty year period may be extended by an extension of the useful life of such mining equipment and/or facility caused by repair or replacement of, or addition to the same) less that portion of the leased premises from which coal has been previously mined provided, however, that this subparagraph 5 b. (i) shall not be effective if the annual productive capacity of the mining facility and/or plant permanently dedicated to the leased premises at the date of the lessee's selection is not at least 13.5 million tons; or (ii) that portion or portions of the leased premises necessary to satisfy all existing agreements for the delivery of coal (which call for delivery of coal to commence within thirty months after the date of selection) and related mining plans; or (iii) that portion or portions of the leased premises reasonably estimated by the lessee to contain a maximum of 500,000,000 tons of economically mineable coal in place less all coal previously mined and shipped from the leased premises. In making its selection the lessee shall exercise reasonable efforts to assure that the portion or portions of the leased premises selected are situated so as to allow economic mining of the coal, if any, within the portion of the leased premises with regard to which this lease is terminated. The lessee may make its selection at any time during the term of this lease, and the lessee's obligation to pay minimum royalties under paragraph 5 a. above shall cease as of the 1st day of the next month following sixty days after the lessee has made its selection and notified the lessor thereof.

c.    Lessee's Right to Recover Minimum Royalties Paid. All minimum royalties paid by the lessee pursuant to this paragraph may be recovered by the lessee by applying the same as a credit against one-half of the first production royalties payable by the lessee after the lessee has mined and shipped the final required amount of coal from the leased premises during any half-year without regard, however, to the time at which such minimum royalties were paid or the time at which such production royalties are payable.

d.    Arbitration. Any dispute between the parties concerning the subject matter of this paragraph shall be submitted to arbitration as provided in paragraph 29 of this lease and the decision of the arbitrators shall be final and binding on the parties.

6.PROTECTION OF ENVIRONMENT AND RESTORATION OF SURFACE. The lessee agrees to preserve and protect the natural environmental conditions on the land encompassed by its lease, or land affected by its exploration or mining operations, and to take such corrective actions as may be necessary within the scope of normal soil conservation and antistream and antiair pollution practices, as follows:

a.Conduct operations so as not to pollute any surface or subsurface fresh water supply.

b.Control water supplies in conformity with existing laws and tribal ordinances and in all cases hold erosion and flood damage to a minimum.

c.Terrace and landscape waste disposal areas in a reasonable manner at its own cost and expense. The landscaping shall include, but is not limited to, the planting of grasses, shrubs, and other vegetation which will partially screen the area from view and control water and wind erosion. The surface of any waste dumps shall be left reasonably flat, and tailings will be covered with soil to a depth that will permit the early establishment and propagation of vegetation upon the completion of use of the leased premises or said waste or tailings dumps or deposits.

d.Conduct operations that will minimize air pollution which may result from stripping, mining, milling, hauling, leaching, or waste disposal, in conformity with existing or future laws or tribal, laws or tribal ordinances enacted applicable to air pollution control.

e.As soon as practicable after the issuance of the lease, and before the commencement of any surface-disturbing activities, the lessee shall submit a plan of implementation which shall indicate how the previously-agreed-to stipulations of environmental preservation and surface reclamation will be carried out. The plan of implementation shall be in conformance with 25 CPR 177.7 and shall be submitted to the Regional Mining Supervisor, U.S. Geological Survey, and Superintendent for approval.

f.Lessee will not sell coal mined from the leased premises for use in a coal conversion or mine mouth generating facility to be located on the Crow Indian Reservation or within 50 miles of the exterior boundaries of the diminished Crow Indian Reservation without first receiving approval of such sale from the lessor. This limitation on the lessee's right to sell coal shall not apply to any coal sold to or mined by or for Colorado Interstate Gas Company (CIG) pursuant to an option agreement between CIG and the lessee dated December 1, 1971, but the lessor and lessee will use their best good faith efforts to obtain an agreement from CIG to the effect that CIG will seek the Crow Indian Tribe's approval of construction or operation by it of any coal conversion or mine mouth generating facility located within 50 miles of the exterior boundaries of the diminished Crow Indian Reservation and which will use coal mined from the leased premises.

7.FOREST PROTECTION. The lessee agrees:

a.Not to cut, destroy, or damage timber without prior authority of the Commissioner of Indian Affairs or his authorized representative, such authorization to be made only where required by the pursuance of necessary mining operations.
b.To pay for all such timber cut, destroyed, or damaged, at rates prescribed by the Commissioner of Indian Affairs or his authorized representative, such rates to be determined on the basis of sales of similar timber in the vicinity.

c.Not to interfere with the sale or removal of timber from the land covered by this lease by contractors operating under an approved timber sales contract now in effect or which may be entered into during the period of this lease.

d.To do all in its power to prevent and suppress forest, brush, or grass fires on the leased land and in its vicinity, and to require its employees, contractors, subcontractors, and employees of contractors or subcontractors to do likewise. To place its employees, contractors, subcontractors, and the employees of such contractors or subcontractors employed on the leased land at the disposal of any authorized officer of the Indian Service for the purpose of suppressing forest, brush, or grass fires with the understanding that the payment for such services shall be made at rates to be determined by the Commissioner of Indian Affairs or his authorized representative, which rates shall not be less than the rates of pay prevailing in the vicinity for services of similar character; PROVIDED, That no payment shall be made for services rendered in the suppression of fires for which the lessee, its employees, contractors, or subcontractors, or the employees of such contractors or subcontractors are responsible.

e.To pay for the loss of all timber 10 inches or more in diameter occasioned by fires for which it, or any of its employees, contractors, subcontractors, or the employees of such contractors or subcontractors are responsible for the start or spread, the assessment of the value of such damages to be determined by the Commissioner of Indian Affairs or his authorized representative on the basis of the value of such timber on sales of similar timber in the vicinity. Also, to pay liquidated damages of $25 per acre for all young timber less than 10 inches in diameter destroyed by such fires and to pay all costs for the suppression of fires for which it, or any of its employees, contractors, or subcontractors, or the employees of such contractors, or subcontractors are responsible.

f.Not to burn rubbish, trash, or other inflammable materials except with the consent of the authorized representative of the Commissioner of Indian Affairs, and not to use explosives in such manner as to scatter inflammable materials on the surface of the land during the fire season, except as authorized to do so by such representative.

8.DEVELOPMENT. The land described herein shall not be held by the lessee for speculative purposes, but for mining coal. Within 20 days after the anniversary date of the lease, the lessee shall file with the Superintendent an itemized statement, in duplicate, of the amount and character of the previous year's expenditures incurred in actual mining operations and development and in the construction of improvements on or for the benefit of the leased land. The statement must be certified under oath by the lessee or its agent. With respect to reports to be rendered direct to the Regional Mining Supervisor, U.S. Geological Survey, and matters concerning operating and safety regulations, the lessee shall observe the requirements of Title 30 of the Code of Federal Regulations, Part 211 (cited in paragraph 10 of this lease). If the lessee fails in the diligent development and continued prospecting and exploration work or operation of the mine, except as provided in section 28 of this lease, this lease will be subject to cancellation. Whenever the Secretary of the Interior, or his authorized representative, considers the marketing facilities inadequate or the economic conditions unsatisfactory, he may authorize the suspension of operations for such time as he considers advisable, but this does not release the lessee from paying the advance annual rental. Payment of minimum royalty will not excuse complying with the provisions of this section, except as expressly provided in paragraphs 4 and 5 of this lease.

9.MONTHLY STATEMENTS. To keep an accurate record of the mining operations, showing the sales, prices, dates, purchasers, and the amount of coal mined, the amount of coal removed, and the gross receipts, and to furnish the Superintendent sworn·monthly reports before the

25th of the succeeding month. All royalty and advance rental due shall be a lien on all implements, tools, movable machinery, and all other chattels used in the operation and upon all of the unsold coal obtained under the lease. An audit of the accounts and books of the lessee shall be made annually or at any other time directed by the Superintendent by a certified public accountant approved by the Secretary of the Interior and at the expense of the lessee. The lessee shall furnish, through the Superintendent, a free copy of the audit to the Secretary of the Interior within 30 days after the completion of each audit.

10.REGULATIONS. To abide by and conform to any and all regulations of the Secretary of the Interior now or hereafter in force relative to such leases including, but not limited to, 25 CFR 171, 177, and 30 CFR 211. Rate of royalty, the annual rental, or the terms of the lease may not be changed by a future regulation without the written consent of the parties to this lease.

11.ASSIGNMENT OF LEASE. Not to assign this lease or any interest therein by an operating agreement including agreements providing for payment of overriding royalty or otherwise, nor to sublet any portion of the leased premises before restrictions are removed, except with the approval of the Secretary of the Interior. If this lease is divided by the assignment of an entire interest in any part of it, each part shall be considered a separate lease under all the terms and conditions of the original lease.

12.BOND. To furnish to the Superintendent an acceptable surety bond as provided in 25 CFR 171.6 or 177.8. The right is reserved to the Secretary of the Interior or his authorized representative to increase the amount of bond.

13.UNLAWFUL CONDUCT. The lessee further agrees that it will not willfully use or permit to be used any part of said premises for any unlawful conduct or purpose whatsoever; and that any violation of this clause by the lessee or with its knowledge, shall render this lease voidable at the option of the Superintendent .

14.INSPECTION. The leased premises, producing operations, appurtenances, and all books and accounts of the lessee may be inspected by the lessor and its agents or any authorized representative of the Secretary of the Interior.

15.DISPOSITION OF MINERALS AND SURFACE. The lessor expressly reserves the right to lease, sell, or otherwise dispose of the oil, gas, sand, gravel, building stone, and the surface of the lands in this lease under existing law or laws hereafter enacted, such dis position to be subject to the right of the lessee to use as much of the surface as is necessary in the extraction and removal of the minerals from the leased land.

16.SURRENDER AND TERMINATION. The lessee may at any time terminate this lease or any part thereof upon the payment of all rentals, royalties, and other obligations due to the lessor and a surrender fee of $5 and upon written notice being given 60 days in advance to the lessor through the Crow Tribal Council and the Secretary of the Interior. In the event restrictions have not been removed, the lessee shall submit a showing satisfactory to the lessor through the Crow Tribal Council and to the Secretary of the Interior or his authorized representative that full provision has been made for the conservation and protection of the property. The lease shall continue in full force and effect as to the lands not so surrendered. If this lease or any assignment thereof has been recorded, the lessee or assignee shall file a recorded release with its application to the Superintendent for termination of this lease.

17.RELINQUISHMENT OF SUPERVISION BY THE SECRETARY OF THE INTERIOR. Should the Secretary of the Interior, at any time during the life of this instrument, relinquish supervision as to all or part of the acreage covered hereby, the relinquishment will not bind the lessee until the Secretary has given 30 days' written notice. Until all the requirements for relinquishment are fulfilled, lessee shall continue to make all payments due under subsections 1, 2, 4 and 5. After notice of relinquishment has been received by lessee, this lease is subject to the following further conditions:

a.All rentals and royalties accruing shall be paid directly to lessor or its successors in title.

b.If at the time supervision is relinquished by the Secretary of the Interior as to all lands under this lease, and lessee has made all payments due under the lease and has fully performed all obligations on its part to be performed up to the time of such relinquishment, the bond given to secure the performance of the lease and on file in the Indian Office shall be of no further force or effect.

18.WATER WELLS. The lessee may, at its own expense, drill and equip water wells on the leased premises and agrees that all wells will be left intact and properly cased at the termination of the lease by expiration of its own term or otherwise. Lessee shall have the right to remove all mechanical pumping equipment installed by it at any well.

19.DAMAGES. The lessee shall conduct all operations authorized in this lease with due regard to preventing unnecessary damages to vegetation, timber, soil, roads, bridges, cattle guards, fences, and other improvements, including construction, operation, or maintenance of any of the facilities on or connected with this lease which causes damage to the watershed or pollution of the water resources. On termination of operations under this lease, the lessee shall make provisions for the conservation, repair, and protection of the property and leave all the areas on which the lessee has worked in a condition that will not be hazardous to life or limb, and will be to the satisfaction of the Superintendent.

20.LIABILITY FOR DAMAGE The lessee is liable for any and all damages resulting from its operations under this lease, including injury to the lessor, and for any and all damage to, or destruction of, all property, caused by the lessee's operations hereunder. The lessee agrees to save and hold the lessor and the United States, its employees and licensees, harmless from all suits for injury or claims for damages to persons and property resulting from the lessee's operations under this lease.

21.ROADS. The lessee may use existing roads, if any, on the land and may construct, and maintain, at its own expense, any additional roads across lessor's lands that are necessary in carrying on the actual mining, prospecting, and exploration work after the location of these roads has been approved in writing by the Superintendent of the Crow Indian Agency. The public obtains no rights to these roads, and upon termination of this lease or if at any time it becomes unnecessary for lessee to use the road for conducting the operations authorized under this lease, the right to use the road shall thereupon cease and all the rights shall re vest in lessor in accordance with law. The lessee shall hold the lessor and the United States harmless and indemnify them against any loss or damage that might result from the negligent construction or maintenance by lessee of the road.

22.INDIAN LABOR. The lessee shall give a priority right of employment to members of the Crow Tribe for all positions for which they are qualified and available and shall pay the prevailing wage rates for similar services in the area. Upon initial hiring and whenever thereafter a job opening occurs, the lessee, its contractors or subcontractors, shall give notice of such opening to the Crow Tribe stating the time and place where job applications will be accepted. Except in cases of emergency, no nonmember of the Tribe shall be hired for any job until at least 48 hours (not including Saturdays and Sundays) following the delivery of such notice to the Crow Tribe. The terms of this paragraph may be amended by subsequent agreement of the parties to this lease.

23.INSURANCE, SOCIAL SECURITY, TAXES, ETC. The lessee agrees to carry such insurance covering all persons working in, on, or in connection with the leased premises for the lessee as will fully comply with the provisions of the statutes of the State of Montana covering workmen's compensation and occupational disease, as are now in force or as may be amended. Further, the lessee agrees to comply with all the terms and provisions of all applicable laws of the state of Montana and of the United States of America as now exist or as may be amended, pertaining to Social Security, unemployment compensation, wages, hours, and conditions of labor; and to indemnify and hold the lessor and the United States harmless from payment of any damages occasioned by the lessee's failure to comply with these laws. The lessee shall pay all taxes lawfully levied or assessed on the sale, severance, production, extraction, or removal of the coal covered by this lease.

24.HEIRS AND SUCCESSORS IN INTEREST. It is further covenanted and agreed that each obligation under this lease shall extend to and be binding upon, and every benefit hereof shall inure to, the heirs, executors, administrators, successors of, or assigns of the parties to this lease.

25.GOVERNMENT EMPLOYEES CANNOT ACQUIRE LEASE. No lease, assignment thereof, or interest therein will be approved to any employee or employees of the United States Government whether connected with the Indian Service or otherwise, and no employee of the Department of the Interior shall be permitted to acquire any interest in such leases by ownership of stock in corporations having leases or in any other.manner.

26.CANCELLATION AND FORFEITURE. When, in the opinion of the Secretary, the lessee has violated any of the terms and conditions of the lease or of the applicable regulations, the lessee shall be served with a written notice setting forth the alleged violations and allowing him 30 days from the date of said notice to show cause why the lease should not be cancelled. If it is determined that the violation may be corrected and the lessee agrees to take the necessary corrective actions, he may be given a reasonable period of time (which, with regard to any payment of money due under this lease shall not be more than 60 days) to carry out such measures, or he may request a hearing within the 30 days after the date of the notice. If it is determined, following the hearing, that the violation may be corrected, and the lessee agrees to take the necessary corrective action, the Secretary may permit the lessee to take such corrective action, in which case he will establish a reasonable period of time (which, with regard to any payment of money due under this lease shall not be more than 60 days) to carry out such measures. The time granted for correcting violations shall not serve to extend or continue tribal leases beyond the primary term. If the lessee fails to show cause why the lease should not be cancelled or fails to take corrective measures to cure the default within the specified period of time granted, the Secretary shall serve written notice to the lessee that the lease is null and void, and the lessor shall then be entitled and authorized to take immediate possession of the premises.

27.PRESERVATION OF ANTIQUITIES. It will be the responsibility of the lessee to obtain necessary archeological clearances in accordance with the Antiquities Act of 1906, prior to the start of any mining operations whatsoever.

28.FORCE MAJEURE. If, because of force majeure, the lessee is reasonably prevented from performing any of its obligations under this lease or satisfying any of the conditions of this lease, including those obligations and conditions which if unfulfilled may limit the term of the lease or entitle the lessor to receive minimum royalties, then such obligations and conditions shall be reduced, and any time, date or production requirements or limitations (including those on the term of this lease if production of coal in paying quantities is interrupted by such force majeure), shall be extended or reduced to the extent the lessee is so prevented. As used herein, "force majeure" means any act or occurrence which is beyond the control of the lessee, including but not limited to acts of God, inability to obtain permission to use surface overlying the leased premises, legislation or lawful regulations thereunder, court orders, inability to receive, retain or renew in a timely fashion any permit, license or other approval necessary to continue or expand the lessee's prospecting or mining operations or its activities necessary or incident thereto, fire, flood, explosion, strikes, labor disputes, sabotage, acts of the public enemy, riots, civil commotion, acts of any civil or military authority, wars, major failure of mine, plant, facility or equipment, materials shortages, embargoes, and unavailability of transportation facilities (including inability to obtain railroad cars). The lessee shall make all reasonable and diligent efforts to remove any force majeure and resume its performance hereunder with all reasonable dispatch.

29.ARBITRATION. If either party calls for arbitration with regard to an arbitrable matter as provided herein, a board of arbitration shall be established. Each party shall appoint an arbitrator and the two arbitrators so chosen shall appoint a third disinterested person to act as chairman of the board of arbitration. If the first two arbitrators cannot agree on the third, he shall be appointed by the American Arbitration Association. The decision of any two arbitrators so appointed shall be the decision of the board of arbitration, and such decision shall be binding on the parties. The arbitrators so appointed shall meet within sixty (60) days of the call of arbitration and they shall render their decision within sixty (60) days thereafter. In all other respects, such arbitration and the decision of the board of arbitration thereunder shall proceed under and be interpreted and construed according to the Federal Arbitration Act or succeeding legislation.

30.HEADINGS. Headings as to the contents of particular paragraphs of this lease are inserted only for convenience and are in no way to be construed as a part of this lease or as a limitation or expansion of the scope of the particular paragraphs to which they refer.

31.OBLIGATIONS. While the leased premises are in trust or restricted status, all of the lessee's obligations under this lease and the obligations of its sureties are to the United States as well as to the owners of the leased premises.

IN WITNESS WHEREOF, the said parties have hereunto subscribed their names and affixed their seals on the day and year first above written.

Two witnesses to execution by Lessor:		CROW TRIBE OF THE CROW INDIAN RESERVATION

/s/ John Hill	By:	/s/ illegible
P.O. 361		CHAIRMAN, CROW TRIBAL COUNCIL
Crow Agency Mont
	ATTEST:	/s/ illegible
/s/ illegible		SECRETARY, CROW TRIBAL COUNCIL
P.O. illegible
LESSOR

Two witnesses to execution by Lessee:		WESTMORELAND RESOURCES, a general partnership

/s/ illegible	BY:	/s/ Pemberton Hutchinson
P.O. Billings, MT		PEMBERTON HUTCHINSON, PRESIDENT

/s/ illegible		LESSEE
P.O. 1016 Billings, MT

ACKNOWLEDGEMENT OF LESSOR

STATE OF MONTANA	)
: ss.
County of Yellowstone	)

Before me, a notary public, on this 26th day of November, 1974, personally appeared illegible, to me known to be the identical person who executed the within and foregoing lease, and acknowledged to me that he executed the same as his free and voluntary act and deed for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year first above written.

/s/ Dorothy Marchington
Notary Public for the State of Montana
Residing at Billings, Montana
My Commission expires 3-26-76

* * *
ACKNOWLEDGEMENT OF LESSEE

STATE OF MONTANA	)
: ss.
County of Yellowstone	)

Before me, a notary public, on this 26th day of November, 1974, personally appeared PEMBERTON HUTCHINSON, and acknowledged to me that he is the President of WESTMORELAND RESOURCES, a partnership, whose name is subscribed to the within instrument and acknowledged to me that he executed the same on behalf of said partnership.

IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year first above written.

/s/ Dorothy Marchington
Notary Public for the State of Montana
Residing at Billings, Montana
My Commission expires 3-26-76

APPROVAL BY THE SECRETARY OF THE INTERIOR

/s/ ROGERS CB MORTON

AMENDMENT TO AMENDED COAL MINING LEASE
OF
INDIAN LANDS

THIS IS AN AMENDMENT to the amended coal mining lease of Indian lands entered into between the Crow Tribe of Indians of the Crow Reservation ("Lessor") and Westmoreland Resources, Inc. ("Lessee").

THE BACKGROUND of this Amendment is as follows:

A.	On November 26, 1974, Lessor and Westmoreland Resources, a partnership, entered into an amended coal mining lease of Indian lands known as Tract III.

B.	The amended lease made no provision relating to any taxes which the Lessor might impose upon the operations of Westmoreland Resources.

C.
Westmoreland Resources was incorporated on June 29, 1978 and on that date Westmoreland Resources, Inc. ("Lessee") became entitled to all of the rights and obligations of Westmoreland Resources, a partnership, in the amended lease and the partnership and its partners were thereby released from all obligations and liabilities thereunder.

D.
Lessor, Lessee, and the State of Montana have been involved in a dispute as to the extent to which the Lessor and the State of Montana have the power to tax Lessee's mining operations pursuant to the amended lease, and the Lessor and Lessee desire to resolve the dispute between them by this Amendment to the amended lease.

THE TERMS of this Amendment are as follows:

1.On coal mined and shipped from the leased premises pursuant to the amended lease, Lessee will from time to time pay to the Lessor a tax equal to the Montana state coal severance tax existing at that time and applicable to the mining of coal generally within the state (currently 30 percent of sales price excluding taxes based on production) and a tax equal to the Montana state gross proceeds tax existing at that time and applicable to the mining of coal generally within the state (currently the county mill levy applied to 45 percent of gross receipts from mining, excluding taxes based on production), less whatever amount is required to be paid in severance and gross proceeds taxes to the State of Montana or its political subdivisions. Compliance with the terms of this Amendment shall satisfy any obligation which Lessee may have now or at any time hereafter to pay any severance or other tax to Lessor pursuant to any tax ordinance which now exists or may be adopted by Lessor hereafter, and Lessor shall not attempt to assess or collect any tax or other amount from Lessee except as provided for in the lease as amended.

Notwithstanding the provisions of this paragraph 1, the amount payable hereunder shall not exceed the amount that Lessee would be obliged to pay to Lessor under tax ordinances of general application to all persons situated as Lessee, enacted by lessor and then in effect, in the absence of this Amendment.

2.Lessee shall provide to the Lessor all of the information that Lessee may be, or otherwise would be, required to provide to the State of Montana or its political subdivisions in satisfaction of the requirements of Montana's severance tax law and gross proceeds tax law at the same time that such information is or otherwise would be, provided to the State of Montana or to its political subdivisions. Lessee shall pay any amounts due to the Lessor under this Amendment, and provide an accounting of, and explanation for, said amounts, at the same time that Montana's severance and gross proceeds taxes are being, or otherwise would be, paid.

3.In the event that either the Montana state severance tax or gross proceeds tax should be repealed or reduced below its current level, then

(a)Lessor may require Lessee to negotiate with Lessor on the amount of severance and/or gross proceeds taxes, if any, which Lessee will pay to the Lessor by giving Lessee notice of an intent to renegotiate this provision with respect to a severance tax and/or gross proceeds tax within ninety (90) days (unless otherwise agreed) after the effective date of the act of the Montana legislature or after action of any Montana political subdivision effecting any such reduction.

(b)Unless otherwise agreed, negotiations shall commence within thirty (30) days after Lessee's receipt of the Lessor's notice of intent to renegotiate.

(c)Lessee's obligation to pay a severance and/or a gross proceeds tax to Lessor under this Amendment shall be suspended during the period of renegotiation from the last day of the month in which the intent to renegotiate is received by Lessor. If tax rates are established by agreement as a result of renegotiation, then Lessee shall pay Lessor a tax or taxes based on those rates retroactive to the time of suspension of payment under this Amendment.

4.In the event the parties are unable to reach an agreement on the amount of taxes to be paid to the lessor within sixty (60) days of the commencement of negotiations (excluding time required to seek approval of any such agreement at the next meeting of Lessor's Tribal Council), then, unless otherwise agreed

(a)Lessor and Lessee agree to seek a judicial resolution by declaratory judgment in the United States District Court for the District of Montana of whether the Lessor has the power to impose taxes on Lessee in the absence of Lessee's agreement, as if this Amendment to the lease never existed;

(b)Lessor hereby waives whatever defense of sovereign immunity it may have for purposes of securing such a judicial resolution.

5.This Amendment to the lease will not be construed in any way as an admission by Lessor that Lessor has no power to tax Lessee without Lessee's consent.

6.The Amendment to the lease will not be construed in any way as an admission by Lessee that Lessor has any power to impose any tax on Lessee without Lessee's consent.

7.The amount of tax payable to Lessor under paragraph 1 of this Amendment will not exceed the amount that otherwise would be payable to Montana or its political subdivisions, giving effect to all allowable deductions and credits.

8.This Amendment shall become effective on approval by the Assistant Secretary for Indian Affairs following the approval of this Amendment by the Crow Tribal Council as evidenced by the attached certificate.

Executed on this 10th day of July, 1982.

Attest:		CROW TRIBE OF THE CROW INDIAN RESERVATION

/s/ illegible	By:	/s/ Donald Stewart
Secretary		Donald Stewart,
Crow Tribal Council		Chairman of the Crow Tribe of Indians

Attest:		WESTMORELAND RESOURCES, INC.

/s/ illegible	By:	/s/ C. Joseph Presley
Secretary		C. Joseph Presley, President

Approved:

/s/ illegible		Date: Sept 29, 1982
By the Assistant Secretary for Indian Affairs, United States Department of the Interior

STATE OF MONTANA	)
: ss.
County of Big Horn	)

On this 10th day of June, 1982, before me, the undersigned, a Notary Public for the State of Montana, personally appeared Donald Stewart, known to me to be the Chairman of the Crow Tribe of Indians that executed the within instrument and acknowledged to me that such Tribe executed the same.

WITNESS my hand and seal the day and year first hereinabove written.

My commission expires: Sept, 9, 1984

/s/ illegible
Notary Public
Address: Billings,
Montana

STATE OF MONTANA	)
: ss.
County of Yellowstone	)

On this 10th day of June, 1982, before me, the undersigned, a Notary Public for the State of Montana, personally appeared C. Joseph Presley, known to me to be the President of the corporation that executed the within instrument and acknowledged to me that such corporation executed the same.

WITNESS my hand and seal the day and year first hereinabove written.

My commission expires: July 2, 1982

/s/ illegible
Notary Public
Address: Box 1983
Billings, MT 59103

Certificate

This Amendment was presented to the Crow Tribal Council at a duly called Council meeting held on July 10, 1982, and the Crow Tribal Council approved the Amendment by the attached resolution.

/s/ Donald Stewart
Donald Stewart,
Chairman of the Crow Tribe of Indians

Dated: July 13, 1982	/s/ Ted Hogan
Ted Hogan,
Secretary of the Crow Tribe of Indians